Exhibit 10.2

2015 ADDITIONAL DEFINITIONS
Under
SEARS HOLDINGS CORPORATION
ANNUAL INCENTIVE PLAN

EBITDA:

(i)    “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization for the Performance Period computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, other than Sears Canada (referred to herein as the “Domestic Company”), adjusted for depreciation and amortization and gains/(losses) on sales of assets.  In addition, it is adjusted to exclude significant litigation or claim judgments or settlements (defined as matters which are $1,000,000 or more) including the costs related thereto; the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; impairment charges; domestic pension expense; costs related to restructuring activities; and the effect of any items classified as “extraordinary items in the Company’s financial statements.  If after the effective date of the 2015 AIP, the Domestic Company acquires assets or an entity that has associated EBITDA (measured using the same principles as those described in the preceding provisions of this paragraph (i)) in its last full fiscal year prior to the acquisition, of greater than or equal to $100,000,000, any EBITDA associated with such assets or entity (after its acquisition) and during the Performance Period shall be disregarded in determining EBITDA under this paragraph (i).

(ii)   Adjustments to Target EBITDA.  The EBITDA incentive target (i.e., Target EBITDA) contemplates that the Domestic Company remains approximately the same size over the Performance Period.  If, after the beginning of a Performance Period, Domestic Company divests itself of assets or an entity that has associated EBITDA (measured using the same principles as those described in paragraph (i) above) in its last full fiscal year prior to the divestiture of greater than or equal to $100,000,000, Target EBITDA for the Performance Period will be decreased by actual EBITDA of such assets or entity for the portion of such assets’ or entity’s last full fiscal year prior to the divestiture corresponding to the portion of the Performance Period (in which the divestiture occurs) remaining after the divestiture occurs.

BOP - “Business Operating Profit” is defined as earnings before interest, taxes, depreciation and other EBITDA adjustments, if related to the business unit, which are excluded from the definition of EBITDA (as defined above), for each business unit of the Domestic Company that is covered by the 2015 AIP, as reported on the Company’s domestic internal income statements derived from the vertical financial system.

VPC - “Variable Profit Contribution” (VPC) is defined as the balance reported on the system-generated store Profit & Loss Statement and generally consists of store gross margin less expenses categorized as variable at a store level, such as payroll, benefits, advertising, supplies and certain operating costs.

Gross Margin Return on Investment (GMROI) - Gross Margin Return on Investment (GMROI) is a measure of the productivity of the products sold.

GMROI = Gross Margin $/Average Inventory $. Gross Margin $ is a measure of the profitability of products sold . GM$ = Sales $ - COGS $ (+/- Margin Adjustments). Average Inventory $ is calculated by adding Ending Inventory for all the periods needed dividing by the number of periods. Average Inventory $ = Sum(Ending Inventories)/Number of Periods . COGS is the Total Cost of the products sold, calculated as: COGS $ = Number of Units sold * Landed Cost of the Units and COGS $ = Sales $ * Cost Complement

Performance Period - February 1, 2015 through January 30, 2016 (2015 Fiscal Year)

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